FORM 8-K PRIVATE

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  March 18, 1999.



                             HIGH PLAINS CORPORATION

              (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)



200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas 67202                                    Identification No.)
(Address of prinicipal
executive offices)


                                 (316)269-4310
                        (Registrant's telephone number)


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Item  5  Other Information


Wichita, Kansas - March 18, 1999 - The U.S. Department of Energy (DOE) has awarded $374,000 in grants to High Plains Corporation and its research partners to study the use of low-cost biomass from corn, wheat and milo stover as feedstocks for ethanol production at its York, Nebraska and Portales, New Mexico production facilities.

"We're delighted that the Department of Energy has chosen High Plains as a research and development partner," says Gary Smith, High Plains Corporation's President and CEO. "One of our Company's primary objectives is to become a lower-cost producer of ethanol. The ability to supplement our regular feedstocks with waste products, such as corn stover, wheat stover and milo stover, would provide us with the potential for plentiful, low-cost feedstocks that otherwise would be left unused," he concluded.

Merrick & Company, a Colorado engineering firm, will partner with High Plains in the York, Nebraska project that is part of the Energy Department's "Bridge to the Corn Ethanol Industry" program; SWAN Biomass Company, a developer and licensor of advanced conversion technology and an affiliate of Amoco Corporation with offices in Oakbrook Terrace, IL, will oversee the Portales, New Mexico project. The DOE initiative is designed to help expand domestic ethanol production by bringing together the established corn ethanol industry with newer technologies that produce ethanol from agricultural and forest wastes and other types of biomass.

The cost-shared grants, awarded through the National Renewable Energy Laboratory (NREL), are aimed at facilitating the production of ethanol from corn stover, which includes the leaves, stalks and cobs left over when the corn plant is harvested, and other biomass, such as the stover from wheat and milo, that are also used by High Plains as a feedstock.

"With more types of feedstocks, especially from the corn industry itself, ethanol producers can keep up with expected increases in demand," said Dan Reicher, DOE Assistant Secretary for Energy Efficiency and Renewable Energy, who announced the awards. "There will be many benefits from a successful initiative including reducing the cost of domestic ethanol production, creating new markets for U.S. corn growers, encouraging the production of a clean-burning alternative to gasoline and helping to cut our dependence on imported oil," he said.

Merrick & Company will complete a six-month feasibility study to evaluate lignocellulosic biomass conversion to ethanol at High Plains Corporation's York, Nebraska ethanol production facility. In addition to the High Plains' technical staff, other Project Team partners include PureVision Technology, Inc., Clemson University, Colorado State University, and Phoenix Bio-Systems.

SWAN Biomass Company and Weatherly, Inc., a full-service engineering company, located in Atlanta, GA, will collaborate with High Plains Corporation in the four-and-a-half month Portales, NM project. SWAN will evaluate the use of its proprietary technology for biomass conversion to ethanol at the Portales facility. This process utilizes an engineered yeast that received an award from R&D Magazine in 1998 as one of the most significant inventions of the year. One of the key components of the project will be an assessment of possible ways that the grain processing and biomass processing facilities can be integrated.

"Systems and process integration are corporate priorities," Mr. Smith points out. "Having such access to the premier experts in the field, and the insights they will provide, can only be a positive development for High Plains," he concluded.

Based in Wichita, Kansas, High Plains Corporation is among the Nation's largest producers of ethanol. The Company operates production facilities in Colwich, Kansas; York, Nebraska; and Portales, New Mexico.



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This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10K, Proxy Statement, and quarterly 10Q filings, copies of which are available from the Company without charge.



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                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date     March 18, 1999           HIGH PLAINS CORPORATION


                                 /s/ Gary R. Smith
                                     President
                                     Chief Executive Officer